Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 28, 2020

Board of Directors

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, CA 90071

Ladies and Gentlemen:

We are acting as counsel to Reliance Steel & Aluminum Co., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an indeterminate amount of one or more series of the following securities of the Company: (i) debt securities (the “Debt Securities”), (ii) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), (iii) shares of common stock, $0.001 par value per share (the “Common Stock”) and associated stock purchase rights (the “Rights”), (iv) warrants to purchase Debt Securities (the “Debt Warrants”); (v) warrants to purchase Preferred Stock (the “Preferred Stock Warrants”); (vi) warrants to purchase Common Stock (the “Common Stock Warrants”); and (vii) units representing one or more of the above securities (the “Units” and, together with the Debt Securities, Preferred Stock, Common Stock, Rights, Debt Warrants, Preferred Stock Warrants and Common Stock Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized

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committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of such indenture filed as Exhibit 4.4 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (viii) prior to any issuance of Preferred Stock, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (ix) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (x) the Company will remain a Delaware corporation; (xi) any Rights associated with the Common Stock will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as a rights agent, and the members of the Board of Directors of the Company have acted and will act in a manner consistent with their fiduciary duties as required under applicable law in adopting the rights agreement; and (xii) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution identified therein, and the members of the Board of Directors of the Company have acted and will act in a manner consistent with their fiduciary duties as required under applicable law in adopting the unit agreement.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Debt Warrants, Preferred Stock Warrants or Common Stock Warrants, under any rights agreement for any Rights associated with Common Stock and under any unit agreement for any Units, namely, the trustee, the warrant agent, the rights agent or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, rights agreement or unit agreement, as applicable; that such indenture, warrant agreement, rights agreement or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, rights agreement or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, rights agreement or unit agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of laws of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (a), (d), (e), (f) and (g), laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)                                 The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants or that are underlying Units), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

(b)                                 The Preferred Stock (including any Preferred Stock that is duly issued upon the exercise of Preferred Stock Warrants or that is underlying Units and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c)                                  The Common Stock (including any Common Stock duly issued upon the exchange or conversion of Debt Securities, Preferred Stock that is exchangeable for or convertible into Common Stock or upon the exercise of Common Stock Warrants or underlying Units, and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued,  fully paid and nonassessable, and the Rights associated with the Common Stock, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company and the rights agent named therein and the valid issuance of the Common Stock, will be valid and binding obligations of the Company.

(d)                                 The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e)                                  The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(f)                                   The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(g)                                  The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due execution and delivery of such Units and the underlying Preferred Stock, Common Stock, Debt Securities, Debt Warrants, Preferred Stock Warrants and/or Common Stock Warrants that are components of such Units in accordance with the applicable unit agreement and the applicable indenture (in the case of underlying Debt Securities), and/or warrant agreement (in the case of underlying Debt Warrants, Preferred Stock Warrants and/or Common Stock Warrants), and assuming that any underlying Securities not issued by the Company that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, such Units will constitute valid and binding obligations of the Company.

The opinions expressed in Paragraphs (a), (c), (d), (e), (f) and (g) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

It should be understood that the opinion in paragraph (c) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (c) above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP